UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2016

FS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35589	45-4585178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 220th Street SW, Suite 200, Mountlake Terrace, Washington	98043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (425) 771-5299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  Appointment of Certain Officers

On February 1, 2016, FS Bancorp, Inc. (“Company”), the holding company for 1st Security Bank of Washington (“Bank”), announced the promotion of Donn C. Costa and Debbie Steck to Executive Vice President for the Bank’s home lending team effective January 28, 2016.  Mr. Costa and Ms. Steck previously served as Senior Vice Presidents for the Bank’s home lending team and both joined the Bank in 2011 having previously worked for Golf Savings Bank.

(e)  Compensatory Arrangements of Certain Officers

The Company also announced that in connection with their promotions, Mr. Costa and Ms. Steck would enter into change of control agreements with the Bank.  In addition, Dennis O’Leary, Chief Lending Officer of the Bank, also will enter into a change of control agreement with the Bank.  The material terms of the change of control agreements are summarized below and the form of agreement is furnished and attached hereto as Exhibit 10.1 and incorporated herein by reference. For purposes of this discussion, Mr. Costa, Ms. Steck and Mr. O’Leary are collectively referred to as the “Employee”).

The change of control agreements are effective on January 28, 2016 (the “Effective Date”) and remain in effect until cancelled by the Employee or the Bank upon at least 24 months prior written notice given by one party to the other.  If within six months preceding or 12 months following a change of control (as defined in the agreement), the Employee's employment is terminated without cause, the Employee experiences a reduction in base salary other than as part of an overall program applied uniformly to all senior officers; a material adverse change in the Employee’s benefits, contingent benefits or vacation; a requirement that the Employee perform services principally at a location more than 20 miles from Mountlake Terrace, Washington; or a material demotion of the Employee including, but not limited to, a material diminution of the Employee’s title, duties or responsibilities (“Involuntary Termination”), the Bank shall pay the Employee a severance payment equal to 12 months of Executive’s then current salary, which is conditioned upon the Employee signing a severance agreement containing a comprehensive release of claims.  The severance payment shall be paid in a lump sum within 45 days of the date of Employee’s Involuntary Termination but no earlier than eight days after the Employee signs and returns the severance agreement, unless it is determined that such payment will result in additional tax consequences to the employee pursuant to Section 409A of the Internal Revenue Code (“Code”). In such an event, no severance payment shall be made to the Employee prior to the date that is 185 calendar days from the date of termination of employment of the Employee.  No benefit shall be paid if the Employee is terminated for cause.

The agreements provide that to the extent the value and amounts of benefits under the agreement, together with any other amounts and the value of other benefits received by the Employee in connection with a change of control would cause any amount to be non-deductible pursuant to Section 280G of the Code, then the amounts and benefits under the agreement will be reduced to the extent necessary to avoid the non-deductibility of any such amounts and benefits under Section 280G.  Benefits under the agreements also may be suspended, reduced or eliminated to comply with other regulatory requirements referred to in the agreements.

The foregoing description of the change of control agreements does not purport to be complete and is qualified in its entirety by reference to the form of change of control agreement, a copy of which is furnished as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events

In addition, on February 1, 2016, the Company also announced the adoption of a pre-arranged stock trading plan for the purpose of repurchasing a limited number of shares of the Company’s common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker.  The plan will cover the repurchase of shares commencing no earlier than February 29, 2016 and expiring August 31, 2016. Repurchases are subject to SEC requirements as well as certain price, market volume and timing constraints specified in the plan.  For more information, see the Company’s press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

10.1	Form of Change of Control Agreement
99.1	Press release of FS Bancorp, Inc. dated February 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2016	FS BANCORP, INC.

/s/ Matthew D. Mullet
Matthew D. Mullet Chief Financial Officer